Exhibit 10.3

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

LICENSE AGREEMENT

This License Agreement (“Agreement”), effective as of July 29, 2014 (the “Effective Date”), is made by and between Durata Therapeutics International B.V. (“B.V.”), a company registered in the Netherlands with offices at Spaces Zuidas II, Barbara Strozzilaan 101, 1083 HN Amsterdam, the Netherlands (“Durata”) and A.C.R.A.F. S.p.A., a company with only one shareholder under direction and coordination of Finaf S.p.A., a company duly organized and validly existing under the laws of Italy, with its principal place of business at Viale Amelia , 70 - 00181 Rome Italy (“Angelini”). Capitalized terms not otherwise defined herein shall have the meanings set forth in ARTICLE I.

WHEREAS, Durata holds certain patent and data rights with respect to the product known as dalbavancin; and

WHEREAS, Angelini has significant experience in the marketing, promotion and sale of pharmaceutical products and believes it can make significant contributions to the successful commercialization of the Product in the Territory; and

WHEREAS, Durata and Angelini desire that Angelini commercialize the Product in the Territory; and

WHEREAS, simultaneously with the execution of this Agreement, Durata and Angelini have executed the Supply Agreement, attached hereto as Exhibit A;

NOW, THEREFORE, for and in consideration of the foregoing and the representations, covenants and agreements contained herein, Durata and Angelini, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 “Additional Supply Cost” shall mean, in the event of a Catastrophic Supply Failure (as defined in the Supply Agreement), the per unit price charged to Angelini by Angelini’s Third Party manufacturer for supply of the Product or, in the event that Angelini manufactures the Product itself, Angelini’s fully burdened per unit costs in manufacturing the Product, and which may include the depreciation of capital expenditures in accordance with industry standards.

1.2 “Affiliate” shall mean, with respect to a Party, any Person that directly or indirectly controls, is controlled by, or is under common control with such Party. A Person shall be deemed to “control” another Person if (i) it owns, directly or indirectly, at least fifty percent (50%) of the issued and outstanding voting securities, capital stock, or other comparable equity or ownership interest of such other Person, or (ii) it has the de facto ability to control or direct the management of such other Person. If the laws of the jurisdiction in which such Person operates prohibit ownership by a Person of fifty percent (50%) or more, “control” shall be deemed to exist at the maximum level of ownership allowed by such jurisdiction, provided, however, that there is a de facto ability to direct or control its management.

1.3 “Agent” shall mean employees, agents, advisers, representatives, consultants, accountants and counsel of a Person.

1.4 “Agreement” shall mean this License Agreement.

1.5 “Angelini Brand-Name” shall mean the primary brand-name used by Angelini for its leading pharmaceutical products.

1.6 “Angelini Claims” shall have the meaning set forth in Section 11.3 (c)(i).

1.7 “Angelini Confidential Information” shall mean Information which at any time during the Term is disclosed pursuant to this Agreement directly or indirectly by Angelini or any of its Affiliates, or the respective Agents of Angelini or any of its Affiliates, to Durata or any of its Affiliates, or the respective Agents of Durata or any of its Affiliates, including, without limitation, Information which relates to the business of Angelini, the Compound or the Product.

1.8 “Calendar Quarter” shall mean each respective period of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.9 “Claims” shall mean all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages (including all incidental, exemplary, multiple, punitive and consequential damages claimed by Third Parties), deficiencies, defaults, assessments, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, lost profits claimed by Third Parties, expenses, costs and fees (including without limitation interest, court costs, reasonable fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment), and includes all damages awardable pursuant to statute.

1.10 “Commercialization” means all activities relating to the import, advertising, promotion and other marketing, pricing and reimbursement, detailing, distribution, storage, shipping, handling, offering for sale and selling, and customer service and support in relation to the Product.

1.11 “Commercially Reasonable Efforts” shall mean that degree of skill, effort, expertise, and resources normally used by a global pharmaceutical company, with respect to fulfilling a particular development, regulatory, or marketing activity for a compound owned by it or to which it has rights, which is of similar market potential at a similar stage in its product life relative to the Compound and the Product, taking into account the competitiveness of the marketplace, the proprietary position of the compound, the regulatory structure involved, the profitability of the applicable products, and other relevant factors including, without limitation, technical, legal, scientific or medical factors.

1.12 “Competing Product” shall mean any prescription pharmaceutical product which has significant use in or which has received EMA or equivalent Governmental Authority approval both within the Territory and within the Field.

1.13 “Compound” shall mean dalbavancin, as described with greater specificity in Exhibit D.

1.14 “Confidential Information” shall mean Angelini Confidential Information or Durata Confidential Information, as applicable.

1.15 “Contractual Year” means, as applicable, the First Contractual Year and thereafter, a period of twelve (12) consecutive calendar months ending on December 31.

1.16 “Control” or “Controlled” shall mean, with respect to any intellectual property right or other intangible property, the possession (whether by license or ownership, or by control over an Affiliate having possession by license or ownership) by a Party of the ability to grant to the other Party access and/or a license or sublicense as provided herein without violating the terms of any agreement with any Third Party.

1.17 “Data Exclusivity” shall mean a period of regulatory exclusivity granted to a company for a drug substance which prohibits others from referencing the clinical trial data of such company for such drug substance, and which may be combined with other forms of exclusivity granted by a regulatory agency For avoidance of any doubt with reference to the EU territory the Data Exclusivity is the exclusivity described by EU 2001/83/CE Directive, as amended by Directive 2004/27/EC.

1.18 “Durata Claims” shall have the meaning set forth in Section 11.3 (c)(ii).

1.19 “Durata Confidential Information” shall mean Information which at any time during the Term is disclosed pursuant to this Agreement directly or indirectly by Durata or any of its Affiliates, or the respective Agents of Durata or any of its Affiliates, to Angelini or any of its Affiliates, or the respective Agents of Angelini or any of its Affiliates, including, without limitation, Information which relates to the business of Durata, the Compound, the Product or any Durata Know-How.

1.20 “Durata Know-How” shall mean all technical information and data (including, without limitation, clinical data which may support regulatory exclusivity) Controlled by Durata or its Affiliates as of the Effective Date relating to the Product (including, without limitation, composition of matter, formulations, dosing regimens, synthesis of the Compound and its utility in the Field and contained within the Registration Dossier), to the extent having application in the Field in the Territory.

1.21 “Durata’s Knowledge” shall mean the actual knowledge of Durata’s Chief Operating Officer and General Counsel, in each case after reasonable inquiry.

1.22 “Durata Patent Rights” shall mean all patents and patent applications relating to the Product (including, without limitation, composition of matter, synthesis of the Compound and its utility in the Field), to the extent having application in the Field in the Territory, which are Controlled by Durata or Durata’s Affiliates, or as to which Durata or Durata’s Affiliates otherwise has the right to grant the rights provided under this Agreement, as of the Effective Date. Included within the definition of Durata Patent Rights are all continuations, continuations-in-part, divisions, patents of addition, reissues, renewals, reexamination, requests for continued examination, supplemental registrations or extensions thereof and SPCs, as described with greater specificity in Exhibit B.

1.23 “Durata Trademarks” shall mean the trademark “XYDALBA” or, in the event such trademark is unavailable in a given country in the Territory, such other trademark as Durata may reasonably select with the agreement of Angelini, not to be unreasonably withheld.

1.24 “Durata Rights” shall jointly mean Durata Know How, Durata Patent Rights and Durata Trademarks.

1.25 “EMA” shall mean the European Medicines Agency and any successor agency thereto.

1.26 “EMA Date” shall have the meaning set out in Section 4.1.

1.27 “EMA Regulatory Approval” shall mean the regulatory approval to be obtained by Durata as described in Section 4.1(a).

1.28 “Ex Work Price per Unit” shall mean the net amount to be invoiced by Angelini, its Affiliates and permitted sublicensees to customers for sales of the Product in the Territory (but not including sales between Angelini, its Affiliates and permitted sublicensees) thus including in the calculation (i) by law trade discounts (ii) customs or excise taxes including without limitation import duties, sales tax and other taxes (except income taxes but including as an example VAT) or duties relating to sales

1.29 “Field” shall mean the injectable treatment of complicated skin and soft tissue infections (cSSTI) in adults, and any other human therapeutic use included as an indication pursuant to Section 2.4.

1.30 “First Contractual Year” shall mean, on a country-by-country basis, the period starting from the Launch Date in a given country in the Territory until the last day of the calendar year during which the Launch Date in that country in the Territory occurs.

1.31 “Force Majeure” has the meaning set forth in Section 15.4.

1.32 “Governmental Authority” shall mean any court, tribunal, arbitrator, agency, commission, official or other instrumentality of (i) any government of any country, (ii) a federal, state, province, county, city or other political subdivision thereof or (iii) any supranational body.

1.33 “Gross Margin” shall mean the result of the following calculation, expressed as a percentage:

(Net Sales – Supply Price)

Net Sales

1.34 “Information” shall mean any technical or other information which is not in the public domain, information relating to the Commercialization of the Product and any other business or financial information or information or any type whatsoever, in any tangible or intangible form.

1.35 “Infringement Claim” shall mean a Claim by a Third Party against Durata or Angelini or any of their respective Affiliates or permitted sublicensees for infringement involving the use of the Durata Rights, the manufacture, use, importation, sale or marketing of the Product in the Territory under this Agreement or for trademarks infringement involving the use of Durata Trademarks.

1.36 “Launch Date” shall mean, with respect to a given country in the Territory, the date of the first commercial sale for the Product in such country.

1.37 “Laws” shall mean all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any Governmental Authority.

1.38 “Net Sales” shall mean the amount invoiced by Angelini, its Affiliates and permitted sublicensees to Third Party customers for sales of the Product in the Territory (but not including sales between Angelini, its Affiliates and permitted sublicensees) less accruals, credits taken, and actual payments (to the extent not previously accrued) made for: (a) bad debts actually written off which are attributable to sales of the Product; and (b) sales returns and allowances, including, without limitation, (i) trade, quantity and cash discounts and any other adjustments, including without limitation those granted on account of price adjustments, billing errors, rejected goods, damaged goods, returns, rebates, chargeback rebates, fees, reimbursements or similar payments granted or given to wholesalers or other distributors, buying groups, health care insurance carriers or other institutions, (ii) freight and insurance charges to the extent that they are included in the price or otherwise paid by the customer and the cost of packing, handling and transportation charges for the Product in the Territory to the extent that they are included in the price or otherwise paid by the customer, (iii) customs or excise taxes including without limitation import duties, sales tax and other taxes (except income taxes) or duties relating to sales, and (iv) any payment in respect of sales to any Governmental Authority in respect of any government-subsidized program (including, as an example not exhaustive, national claw backs and paybacks to Ministry of Health expenses and similar required for the sale of individual units of the Product). All of the foregoing shall be determined in accordance with GAAP, as consistently applied by Angelini in its audited financial statements.

1.39 “Non-Conformance” shall mean the failure of the Product to conform to specifications for the Product as set forth in the applicable Quality Agreement and the term “Non-Conforming” shall be construed accordingly.

1.40 “Party” shall mean either Durata or Angelini.

1.41 “Person” shall mean any natural person, corporation, general partnership, limited partnership, joint venture, proprietorship or other business organization.

1.42 “Pharmacovigilance Agreement” means the agreement referred to as such in Section 6.5.

1.43 “Pricing Approval” shall mean price and reimbursement approvals wherever such approvals are required by the local health authority for sale of the Product in the jurisdiction governed by such local health authority.

1.44 “Product” shall mean a pharmaceutical composition containing the Compound and in finished packaging and labeling as approved by the EMA as described with greater specificity in Exhibit C.

1.45 “Product Liability Claim” has the meaning set forth in Section 11.3 (b).

1.46 “Recall” shall mean a recall of the Product in the Territory that is not a Safety Withdrawal.

1.47 “Registration Dossier” shall mean with respect to the Product, the package of technical and clinical information and data concerning such Product (and relevant manufacturing site) that is prepared by Durata for use in seeking any relevant Regulatory Approval).

1.48 “Regulatory Approval” shall mean, with respect to the Product in a particular country in the Territory, the receipt of all regulatory approvals (including Pricing Approval if required) necessary for sale of the Product in that country as granted by the relevant Governmental Authority(ies)to be obtained as described in the following Article 4.

1.49 “Royalty Rate” shall mean the result of the following calculation:

[**]%

1.50 “Royalty Term” shall mean, on a country-by-country basis in the Territory, the period from Launch in a particular country in the Territory until the end of the tenth (10th) Contractual Year following Launch in that particular country in the Territory.

1.51 “Safety Withdrawal” shall mean a recall or market withdrawal of the Product undertaken to address specific issues of Product safety, whether due to manufacturing defect or Product design.

1.52 “Supply Agreement” shall mean that certain Supply Agreement for the Product signed by the Parties on the same date of signature of this Agreement and attached hereto as Exhibit A.

1.53 “Supply Price” shall mean the per unit price charged to Angelini by Durata for the supply of Product under the Supply Agreement, or, in the event of a Catastrophic Supply Failure after which Angelini exercises its right to manufacture and to have manufactured the Product, the Additional Supply Costs.

1.54 “Territory” shall mean Italy (including San Marino and the Vatican City), Albania, Andorra, Armenia, Austria, Azerbaijan, Belarus, Bosnia-Herzegovina, Bulgaria, Croatia, Czech Republic, Estonia, Georgia, Greece, Hungary, Kazakhstan, Kosovo, Kyrgzstan, Lithuania, Latvia, Macedonia, Moldova, Montenegro, Poland, Portugal, Romania, Russia, Serbia, Slovenia, Slovak Republic, Spain, Tajikistan, Turkey, Turkmenistan, Ukraine, and Uzbekistan.

1.55 “Third Party” shall mean a Person who is not a Party or an Affiliate of a Party.

ARTICLE II

LICENSE GRANTS

2.1 License Grants by Durata.

(a) Marketing License. During the Term, subject to Section 5.2, Durata hereby grants to Angelini an exclusive, non-transferable, royalty-bearing license to use the Durata Patent Rights, the Durata Trademarks and Durata Know-How to the extent necessary to import, offer for sale, and sell the Product in the Territory (the “Marketing License”).

(b) Sublicensing and copromoting. Angelini shall have the right to grant sublicenses of the Marketing License only to its Affiliates, and, with the prior written consent of Durata (which shall not be unreasonably withheld) to Third Parties as sublicensee and/or copromoter. Angelini shall ensure that each permitted sublicensee or copromoter hereunder shall consent to be bound by the terms of this Agreement as a sublicensee and to the same extent as Angelini.

(c) Durata Trademark. Angelini will obtain Durata’s approval for any proposed use of the Durata Trademark. Further, Angelini shall use the Durata Trademark in compliance with any guidelines provided by Durata from time to time and, in any event, only in connection with the sale or offering for sale of the Product.

(d) No Rights outside of Territory. For clarity, except as may be otherwise agreed to by the Parties in writing, Angelini has no rights under the Durata Patent Rights, the Durata Trademarks and Durata Know-How to (and shall not) import, offer for sale, or sell the Product outside the Territory or outside of the Field.

2.2 License Grant by Angelini. Angelini hereby grants to Durata a non-exclusive, fully paid-up, royalty-free, worldwide license, with the right to grant sublicenses, to make and have made the Product bearing the Angelini Brand-Name solely for sale to Angelini under the Supply Agreement.

2.3 Additional Information. Durata agrees to provide Angelini, on request and free of any charge, all information available to Durata (on the Effective Date and thereafter during the Term of this Agreement) that is relevant to the EMA Regulatory Approvals and local Regulatory Approvals of the Product (i.e. preclinical, clinical studies, CMC as well as post marketing studies).

2.4 New Indications. If Durata plans to develop the Product for any new indication, it shall notify Angelini and provide a development plan and budget (which shall include both fully-burdened internal costs and out-of-pocket costs) for such new indication. Angelini shall have the right to elect that such new indication be included within the Field by notifying Durata that Angelini will promptly reimburse Durata for the lesser of (i) [**] percent ([**]%) of the development costs incurred in connection with the budget or (ii) [**] Dollars ($[**]). If Angelini does not make the election set forth in the preceding sentence within [**] days from the notification of Durata, and promptly pay the applicable amount to Durata, such new indication shall not be included in the Field and Angelini shall have no rights to such new indication.

ARTICLE III

GOVERNANCE

3.1 The Parties will establish three (3) non-voting committees: a Steering Committee, a Development/Regulatory Committee, and an Operating Committee. The Steering Committee shall be comprised of an equal numbers of senior executives from both Parties, one (1) of which will be the Party’s alliance manager. The Development/Regulatory and Operating Committees shall each be comprised of an equal number of personnel from each Party. Each Party shall notify the other of any change in the identities of their committee members.

3.2 The committees shall serve as a forum for the Parties to share information as follows: (i) for the Development/Regulatory Committee, information regarding the regulatory and approval processes for the countries within the Territory, and for discussions relating to the development of new indications, (ii) for the Operating Committee, information relating to Pricing Approvals, pricing, commercialization and supply matters within the Territory, and (iii) for the Steering Committee, information relating to the Parties’ overall strategy within the Territory and matters referred from the other committees for further consideration by senior executives.

3.3 The committees shall meet on schedules and at locations (or through tele/videoconferencing) as mutually agreed by the Parties. Each Party shall bear its own costs and expenses for participating in committee meetings.

3.4 For the avoidance of any doubt, the aims of the above mentioned committees shall not include making amendments to this Agreement or the Supply Agreement. All changes to this Agreement or the Supply Agreement must be made through a specific written amendment to be finalized in accordance with Section 15.13.

ARTICLE IV

REGULATORY PROCEDURES AND MARKETING

4.1 Regulatory Approval. Durata shall use Commercially Reasonable Efforts to obtain:

a) By [**] (hereinafter referred to as “EMA Date”), Regulatory Approval of the EMA for the Product for cSSTI in adults (such Regulatory Approval, “EMA Regulatory Approval”).

b) within a reasonable amount of time after receipt of the EMA Regulatory Approval, Regulatory Approval for the Product for cSSTI in adults in each country in the Territory which depend on the EMA Regulatory Approval, in each case appointing Angelini or its Affiliates or its permitted sublicensees as distributors of the Product.

For the avoidance of any doubt, in the event that after the Effective Date any Regulatory Authority makes any additional request in order to grant the EMA Regulatory Approval, Durata shall use Commercially Reasonable Efforts to conduct the necessary activities (including CMC, preclinical, clinical studies) bearing the relevant costs and expenses.

4.2 Regulatory Approval and Commercialization Efforts. Angelini shall use Commercially Reasonable Efforts:

(a) to obtain Pricing Approval in the name of Durata for the Product for each indication in the Field throughout the Territory where the local Regulatory Approvals depend on the EMA Regulatory Approval;

(b) to obtain Regulatory Approval (including Pricing Approval) for the Product for each indication in the Field in the name of Angelini or its Affiliates or its permitted sublicensees in all the countries in the Territory where the local Regulatory Approvals do not depend on the EMA Regulatory Approval; and

(c) to promote, market and sell the Product with respect to each indication in the Field throughout the Territory.

4.3 Reimbursement Price.

(a) In seeking Pricing Approval under its obligations in Section 4.2, Angelini shall use Commercially Reasonable Efforts to achieve the highest possible reimbursement price in each country in the Territory. Angelini shall share with Durata, through the Operating Committee, information relating to its discussions with Governmental Authorities for Pricing Approval for the Product and shall consider in good faith any comments from the Operating Committee and the JSC in relation to the rate of such prices in any country in the Territory.

(b) For the avoidance of any doubt, the Parties agree that provided that Angelini complies with its obligations detailed in Section 4.3 (a) above, Angelini shall not be considered in breach of this Agreement for not having achieved any target price in obtaining the Pricing Approvals for the Product.

4.4 Regulatory Costs and Fees. The Parties agree that:

a)	the costs and fees to be paid in order to complete the regulatory procedure described for the obtainment of the EMA Regulatory Approval as well as to maintain and renew such approval shall be borne by Durata;

b)	the costs and fees to be paid in order to complete the regulatory procedure described for the obtainment of Regulatory Approval (but excluding Pricing Approval) in all of the countries of the Territory depending on the EMA Regulatory Approval as well as to maintain and renew such approvals shall be borne by Durata and reimbursed by Angelini provided that such costs and expenses are duly documented by Durata;

c)	the costs and fees to be paid in order to complete the regulatory procedure described for the obtainment of Pricing Approval in all of the countries of the Territory depending on the EMA Regulatory Approval as well as to maintain and renew such approvals shall be borne by Durata; and

d)	the costs and fees to be paid in order to complete the regulatory procedure described for the obtainment of Regulatory Approval (including Pricing Approval) in all of the countries of the Territory not depending on the EMA Regulatory Approval as well as to maintain and renew such approvals shall be borne by Angelini.

4.5 Reporting. Angelini shall provide Durata with a written report, within [**] days of each Calendar Quarter, specifying the number and type of details and the amount of commercialization expenditures made by Angelini during such period and providing such other information as may be reasonably requested by Durata.

4.6 Sales Force. Angelini will promote the Product solely through its own and its Affiliates’ sales force or the sales force of its permitted sublicensees or copromoters and will not rely upon contract sales forces unless consented to in advance in writing by Durata.

4.7 Trademarks; Branding.

(a) Ownership of and Responsibility for Trademarks. The Product shall be promoted and sold in the Territory under the Durata Trademarks licensed to Angelini pursuant to Section 2.1.

(b) Brand-Name. The Product shall bear the Angelini Brand-Name. The Product (including all packaging and packaging inserts) and all promotional materials shall contain a statement, displayed prominently, that such Product was manufactured by Durata for distribution by Angelini unless otherwise prohibited by Law.

4.8 Product Claims. Angelini shall use Commercially Reasonable Efforts to ensure that no claims or representations in respect of the Compound, the Product or the respective characteristics thereof are made by or on behalf of it (by members of its sales force or otherwise) that do not represent an accurate summary or explanation of the labeling of the Product or a portion thereof.

ARTICLE V

PAYMENTS

5.1 Milestone Payments.

(a) Initial Payment. Within [**] days of the Effective Date, Angelini shall make a non-refundable payment to Durata of Fifteen Million Dollars (U.S.$15,000,000) to be allocated on a country by country basis as per the table in Exhibit E hereunder.

(b) Milestones. In consideration for Durata’s part in research and development efforts relating to the Compound, Angelini shall pay to Durata the following, non-refundable, one-time milestone payment amounts as a result of the achievement of the following milestones by Angelini:

	Milestone	Payment Due as a Result of Achievement of Milestone
1.	Within [**] days after the first EMA Regulatory Approval to be allocated on a country by country basis as per the table in Exhibit E hereunder	$10,000,000
2.	Within [**] days after receipt of the[**]	[**]
3.	Within [**] days after receipt of the [**]	[**]
4.	Within [**] days after receipt of the [**]	[**]
5.	Within [**] days after receipt of the [**]	[**]
6.	Within [**] days after receipt of the [**]	[**]
7.	Within [**] days after receipt of the [**]	[**]
8.	Within [**] days after receipt of the [**]	[**]
9.	Within [**] days after the end of the first calendar year in which annual Net Sales of the Product in the Territory equal or exceed [**] Dollars	[**]
10.	Within [**] days after the end of the first calendar year in which annual Net Sales of the Product in the Territory equal or exceed [**] Dollars	[**]
11.	Within [**] days after the end of the first calendar year in which annual Net Sales of the Product in the Territory equal or exceed [**] Dollars	[**]
12.	Within [**] days after the end of the first calendar year in which annual Net Sales of the Product in the Territory equal or exceed [**] Dollars	[**]
13.	Within [**] days after the end of the first calendar year in which annual Net Sales of the Product in the Territory equal or exceed [**] Dollars	[**]

For the avoidance of doubt, the Parties agree that Angelini will not be required to pay the amounts due in respect of milestones numbered 2. to .6 and .8 as detailed in the table above in respect of a particular country if the required Pricing Approval of equal to or greater than [**] Euros per vial (Ex Work Price per Unit) (“Minimum Pricing Approval”) is not achieved in respect of each country. Each such milestone payment shall only be deemed earned as of the achievement of the corresponding milestone set forth above.

For the further avoidance of doubt, the Parties agree that Angelini shall not be required to launch the Product in a given country if the applicable Minimum Pricing Approval in such country is not achieved. In the event that Angelini does not launch in a given country within [**] days of receiving Pricing Approval that is below the Minimum Pricing Approval for such country, all of Angelini’s rights in respect of the Products in such country will be deemed excluded from this Agreement and thereafter the definition of Territory will be amended to remove such country.

5.2 Royalties.

(a) Calculation of Royalties.

(i) In consideration for the licenses granted by Durata to Angelini in Section 2.1, if, on a country-by-country basis, in any Contractual Year, the Gross Margin of Angelini is equal to or greater than [**] percent ([**]%) of Annual Net Sales for a particular country, Angelini shall pay to Durata, for that country, for the Term, an amount equal to:

Annual Net Sales x Royalty Rate

provided that the maximum Royalty Rate payable by Angelini under this Section 5.2 shall not exceed [**] percent ([**]%), to be considered as a cap.

As used in this Section 5.2, “Annual Net Sales” means the Net Sales in a country in the Territory in a Contractual Year. Provided that the condition described in the first part of this article are satisfied, the [**] percentage points included in the Royalty Rate is attributable to the Durata Trademark license granted in Section 2.1(a).

(b) For avoidance of any doubt, if, in any Contractual Year, the Gross Margin of Angelini is lower than [**] per cent ([**]%) of Annual Net Sales for a particular country, no royalties shall be due by Angelini for that country and the Marketing Licence (including the licence of Durata Trademark) for that country shall be royalty free for that Contractual Year.

(c) Remittance of Royalties. Payments due under Section 5.2(a) shall be due each calendar year, in arrears, and shall be payable on the last business day of the first Calendar Quarter of the calendar year following the Contractual Year in which the obligation to pay the royalty accrues. The payments due and payable under this Section 5.2 shall be payable in US Dollars.

(d) Reports. Each payment made to Durata under this Section 5.2 shall be accompanied by a written report, showing, on a country-by-country basis, (i) number of units of the Product sold in each country in the Territory, the Annual Net Sales in each country in the Territory, the Gross Margin and Royalty Rate applicable to each country in the Territory and the calculation of the royalties due, on a country-by-country basis and in aggregate for the Territory, for the Contractual Year for which payment is being made and (ii) a good faith rolling forecast of expected royalties for the following [**] Contractual Years.

5.3 Right to Set-Off Milestones and Royalties in the Event of a Catastrophic Supply Failure. In the event of a Catastrophic Supply Failure (as defined in the Supply Agreement), Angelini shall continue to pay milestone payments under Section 5.1 and royalty payments under Section 5.2, provided however that Angelini may deduct against any royalties or milestone payments which may come due to Durata after the Catastrophic Supply Failure any Additional Supply Costs which exceed the most recent per unit Supply Price charged by Durata under the Supply Agreement prior to the Catastrophic Supply Failure.

5.4 Currencies and Payment. Wherever it is necessary to convert currencies in determining Net Sales, such conversion shall be made into US Dollars using the applicable average exchange rate for converting the applicable currency to the US Dollar as published by Bloomberg on the last business day of each month during the reporting calendar quarter. All sums due shall be payable by bank wire transfer in immediately available funds to such bank account as each of Durata shall designate. Angelini shall be liable to pay interest to Durata at the average one-month European Interbank Offered Rate (EURIBOR) for the Euro as reported from time to time in the Wall Street Journal plus [**] percent ([**]%), but in no event higher than the highest rate permissible under Law on all overdue amounts from the due date until the date the amount is paid in full.

5.5 Taxes.

(a) Angelini will make all payments to Durata under this Agreement without deduction or withholding for taxes except to the extent that any such deduction or withholding is required by applicable Law in effect at the time of payment. Any tax required to be withheld on amounts payable under this Agreement will promptly be paid by Angelini to the appropriate governmental authority, and Angelini will furnish Durata with proof of payment of such tax. Any such tax required to be withheld will be an expense of and borne by Durata.

(b) Angelini and Durata will cooperate with respect to all documentation required by any taxing authority or reasonably requested by Angelini to secure a reduction in the rate of applicable withholding taxes.

(c) Angelini shall pay for its own account all value added taxes (including, if applicable, any such payments arising as a result of royalty or milestone payments made under this Agreement) as required by applicable Law.

ARTICLE VI

REGULATORY AND PRICING MATTERS

6.1 Regulatory Approvals and Pricing Approvals.

(a) All Regulatory Approvals and Pricing Approvals in the countries where the Regulatory Approvals depend on the EMA Regulatory Approval shall be held by Durata. Angelini shall hold all Regulatory Approvals required to import, offer for sale and sell the Product in the countries where the Regulatory Approvals do not depend on the EMA Regulatory Approval.

(b) The Parties shall assist each other in maintaining, preparing and submitting all filings required for Regulatory Approvals in the Territory.

(c) Angelini shall be responsible for maintaining, preparing and submitting all filings required for Pricing Approval in the Territory and Durata shall, on request, provide reasonable assistance to Angelini for such activities.

6.2 Communications with Regulatory Authorities. Unless otherwise agreed by the Parties in writing, Durata shall be responsible for all communications with Governmental Authorities related to the Product in the Territory and Regulatory Approval thereof. Angelini shall not file any document relating to the Product with any Governmental Authority without the prior written consent of Durata or attend any meeting with any Governmental Authority relating to the Product without attendance by Durata and shall provide Durata with reasonable advance notice of all such filings and meetings to enable Durata to comment on the proposed documents and prepare for any meetings.

6.3 Access to Data and Filings. Each Party shall have access to all data contained or referenced in submissions or applications for Regulatory Approvals in the Territory. Durata undertakes to provide to Angelini a copy of the Registration Dossier within [**] days from the Effective Date.

6.4 Complaints. Each Party shall notify the other as soon as practicable of any complaints (other than medical complaints concerning the Product, the handling of which shall be subject to the Pharmacovigilance Agreement) received by it in accordance with standard operating procedures established by Durata from time to time, and in sufficient detail to allow Durata and Angelini to comply with any and all applicable Laws imposed upon them. Durata and Angelini shall maintain complete and accurate records for such periods as may be required by Law.

6.5 Drug Safety Information. Durata shall be responsible for compliance with drug safety and adverse event regulations worldwide, including in the Territory. The Parties shall negotiate and execute a Pharmacovigilance Agreement within [**] days of the Effective Date. Durata will create and maintain a master drug safety database which shall cross-reference any Adverse Event (as such term shall be defined in the Pharmacovigilance Agreement) relating to the Product occurring anywhere in the world, including in the Territory. Angelini shall submit all data collected by it with respect to Adverse Events relating to the Product to Durata in accordance with the timelines set forth in the Pharmacovigilance Agreement.

6.6 Recalls. Each Party shall promptly notify the other in writing if it determines that any event, incident or circumstance has occurred which may result in the need for a Recall or Safety Withdrawal. Angelini will not conduct any Recall or Safety Withdrawal without the prior written approval of Durata, which approval shall not be unreasonably withheld or delayed, unless such a recall is required by any Governmental Authorities related to the Product in the Territory and Regulatory Approval thereof. The costs and expenses shall be borne by Durata unless the cause of the recall is attributable to Angelini.

ARTICLE VII

MANUFACTURE AND SUPPLY OF FINISHED PRODUCT

7.1 Commercial Supply. Durata shall be the exclusive supplier of the Product for commercial sale in the Territory pursuant to the Supply Agreement, except that Angelini may make, have made, and import the Product in accordance with Section 3.7 of the Supply Agreement if Angelini terminates the Supply Agreement as a result of a Catastrophic Supply Failure in accordance with Section 6.4 of the Supply Agreement.

7.2 Quality Agreement. In addition, the Parties shall negotiate and execute a Quality Agreement as further detailed in Section 2.4 of the Supply Agreement.

ARTICLE VIII

CONFIDENTIAL INFORMATION

8.1 Handling of Confidential Information. A Party (the “Receiving Party”) shall keep all Confidential Information received from or disclosed by the other Party (the “Disclosing Party”) or to which the Disclosing Party gave the Receiving Party access with the same degree of care it maintains the confidentiality of its own Confidential Information. The Receiving Party shall not use such Confidential Information for any purpose other than in performance of this Agreement or disclose the same to any other Person other than to such of its Agents who have a need to know such Confidential Information to implement the terms of this Agreement. For the avoidance of doubt, Durata may use the Angelini Confidential Information in connection with its commercialization of the Product outside the Territory. The Receiving Party shall advise any Agent who receives such Confidential Information of the confidential nature thereof and of the obligations contained in this Agreement relating thereto, and the Receiving Party shall ensure that all such Agents comply with such obligations as if they had been a Party hereto. Upon termination of this Agreement, or earlier if so requested in writing by the Disclosing Party, the Receiving Party shall use Commercially Reasonable Efforts to return or destroy all documents, tapes or other media containing such Confidential Information in its possession, except that the Receiving Party may keep one copy of such Confidential Information in the Legal Department files of the Receiving Party, solely for archival purposes. Such archival copy shall be deemed to be the property of the Disclosing Party, and shall not be copied, used or distributed in any manner without the express prior permission of the Disclosing Party. All Confidential Information referenced in the first sentence of this Section 8.1 shall remain the property of the Disclosing Party.

8.2 Exceptions. Each of Angelini and Durata shall be relieved of any and all of the obligations of Section 8.1 with respect to a specific item of Confidential Information if such Confidential Information:

(a) is in the public domain at the time of disclosure hereunder or subsequently comes within the public domain through no fault or action of the Receiving Party or its Agents; or

(b) is in the possession or control of the Receiving Party or its Agents at the time of disclosure by or on behalf of the Disclosing Party, other than through a prior disclosure by or on behalf of the Disclosing Party, or is independently discovered, after the date of disclosure, by the Receiving Party or its Agents without the aid, application or use of the Confidential Information, in each such case as evidenced by written records; or

(c) is obtained by the Receiving Party from any Third Party not in violation of any confidentiality obligation to the Disclosing Party not to disclose such Confidential Information; or

(d) is necessarily disclosed in order to comply with the terms of this Agreement or the requirements of applicable Law, in the reasonable opinion of the Receiving Party’s legal counsel; provided, however, that the Receiving Party shall notify the Disclosing Party of the Receiving Party’s intent to make such disclosure of such Confidential Information sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action the Disclosing Party may deem to be appropriate to protect the confidentiality of the information.

8.3 Publicity. The Parties recognize that each Party may from time to time desire to issue press releases and make other public statements or disclosures regarding the subject matter of this Agreement. Any such press releases, news release or other public announcement relating to this Agreement or to the performance hereunder, shall first be reviewed and approved in writing by both Parties; provided, however, that any disclosure which is required by Law or the rules of the Securities and Exchange Commission or any securities exchange, as reasonably advised by the disclosing Party’s counsel, may be made without the prior consent of the other Party, although the other Party shall be given prompt notice of any such legally required disclosure and to the extent practicable the disclosing Party shall provide the other Party an opportunity to comment on the proposed disclosure.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES; COVENANTS

9.1 Representations and Warranties. Durata and Angelini each represents and warrants to the other that:

(a) Duly Executed. This Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as such enforceability may be limited by applicable insolvency and other laws affecting creditors’ rights generally or by the availability of equitable remedies.

(b) Duly Authorized; No Conflicts. The execution, delivery and performance of this Agreement by such Party and all instruments and documents to be delivered by such Party hereunder and the performance of such Party’s obligations hereunder:

(i) are within the corporate power of such Party;

(ii) have been duly authorized by all necessary or proper corporate action;

(iii) do not conflict with any provision of the charter documents of such Party;

(iv) do not conflict with or violate any requirement of applicable Laws;

(v) do not and will not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligations of such Party, except such consents as shall have been obtained prior to the Effective Date; and

(vi) do not and will not require any filing or registration with or the license, permit, consent, approval or authorization of or any notice to any Governmental Authority, except such as shall have been obtained prior to the Effective Date.

9.2 Angelini Representations and Warranties. Angelini represents and warrants to Durata as of the Effective Date that:

(a) Duly Organized. Angelini:

(i) is a company duly organized, validly existing and in good standing under the Laws of Italy;

(ii) is duly qualified as a corporation and in good standing under the Laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, where the failure to be so qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder;

(iii) has the requisite corporate power and authority and the legal right to conduct its business as now conducted and hereafter contemplated to be conducted;

(iv) has all necessary licenses, permits, consents, authorizations or approvals from or by, and has made all necessary notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership and operation; and

(v) is in compliance with its organizational documents.

(b) Diligence. It has performed its own diligence and acknowledges that, except as otherwise expressly provided herein, Durata does not warrant that the manufacture, distribution, marketing or sale of the Product, or the license to Angelini pursuant to this Agreement, does not or will not infringe any patent or other intellectual property right of Third Parties.

9.3 Durata Representations and Warranties. Durata represents and warrants to Angelini as of the Effective Date that:

(a) Duly Organized. Durata:

(i) is a company duly organized and validly existing under the Laws of the Netherlands;

(ii) is duly qualified as a corporation and in good standing under the Laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, where the failure to be so qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder;

(iii) has the requisite corporate power and authority and the legal right to conduct its business as now conducted and hereafter contemplated to be conducted;

(iv) has all necessary licenses, permits, consents, authorizations or approvals from or by, and has made all necessary notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership and operation; and

(v) is in compliance with its organizational documents.

(b) No Notice of Infringement. Durata has not received written notice from any Third Party of any issued and enforceable patent of such Third Party in the Territory which would be infringed by the distribution, marketing and sale of the Product in the Territory under this Agreement. Further, to Durata’s Knowledge, the Durata Rights as well as the manufacturing, warehousing, handling, stocking, distribution, marketing and sale of the Product in the Territory under this Agreement does not infringe upon any issued and enforceable patent/trademark of any Third Party.

(c) EMA Requirements and Data Exclusivity. Durata has made all of the necessary filings and activities to EMA to allow EMA to grant EMA Regulatory Approval of the Product and Data Exclusivity, in compliance with applicable EU legislation (2001/83/CE Directive, as amended by Directive 2004/83/EC). As of the Effective Date, Durata is not aware of any reason EMA would not grant EMA Regulatory Approval and Data Exclusivity to the Product.

(d) Control of Durata Rights. Durata controls the Durata Rights, and has the right and authority to grant the rights and licenses granted pursuant to the terms and conditions set forth in this Agreement. Durata has not granted any right, license, or interest in, to, or under the Durata Rights that is inconsistent with the rights, licenses, and interests granted under the terms and conditions set forth in this Agreement.

(e) Documents Provided. Durata has, up to and including the Effective Date, made available to Angelini (a) all requested information in its possession or control relating to the Compound or the Product and (b) all other information, to Durata’s Knowledge, that is material to the utility or safety of the Product.

9.4 Covenants.

(a) Compliance with Industry Standards and Laws. Angelini hereby covenants and agrees to carry out the storage, handling, distribution, detailing, promotion, marketing and sale of the Product and its other obligations or activities provided hereunder in accordance with (i) the terms of this Agreement, (ii) accepted pharmaceutical industry practices and (iii) all applicable Laws. Durata hereby covenants and agrees to carry out its obligations or activities provided hereunder in accordance with (i) the terms of this Agreement, (ii) accepted pharmaceutical industry practices and (iii) all applicable Laws. Angelini shall maintain all necessary licenses, permits, consents, authorizations, approvals or registrations from or by, and shall make all necessary notices and filings to, all Governmental Authorities having jurisdiction, to the extent required in order to fulfill its obligations under this Agreement. Durata shall maintain all necessary licenses, permits, consents, authorizations, approvals or registrations from or by, and shall make all necessary notices and filings to, all Governmental Authorities having jurisdiction, to the extent required in order to fulfill its obligations under this Agreement.

(b) No Third Party Conflicts. During the Term, neither Party shall enter into any agreement with a Third Party which, in any way, will limit the Party’s ability to perform all of the obligations that it has undertaken pursuant to this Agreement.

ARTICLE X

PATENT AND TRADEMARK PROSECUTION, DEFENSE AND INFRINGEMENT

10.1 Prosecution and Maintenance of Durata Rights.

(a) Durata Prosecution. Durata or any of its Affiliates shall have the first right in the Territory, and the sole right outside the Territory, using in-house or outside legal counsel selected at Durata’s sole discretion, to prepare, file, prosecute, maintain and extend the Durata Rights. Durata and its Affiliates shall take into account and consider Angelini’s reasonable interests and requests regarding the prosecution and maintenance of patent/trademark rights under this Section 10.1(a).

(b) Durata Election Not to File. If Durata and its Affiliates, prior or subsequent to filing trademarks/patent applications, or requests to obtain trademarks/patent extensions or SPCs, on any Durata Rights, elects not to file, prosecute or maintain such trademraks/patent applications or ensuing trademarks/patents in the Territory, Durata shall give Angelini notice thereof within a reasonable period prior to allowing such trademarks/patent applications or trademarks/patents to lapse or become abandoned or unenforceable, and Angelini shall thereafter have the right, but not the obligation, in the Territory, to prepare, file, prosecute and maintain trademarks/patent applications and trademarks/patents concerning all such inventions and discoveries. In the event that Angelini assumes responsibility for the trademarks/patent rights pursuant to this Section 10.1(b), Durata and its Affiliates shall reasonably cooperate with Angelini in maintaining and prosecuting these rights.

(c) Prosecution Costs. Costs and expenses incurred by either Party associated with prosecuting, maintaining and extending the Durata Rights shall be borne the Party prosecuting, maintaining and extending the Durata Rights.

10.2 Infringement Claims Against Durata and/or Angelini.

(a) Notice. In the event of the institution of any Infringement Claim, the Party first having notice shall promptly notify the other Party.

(b) Defense. Durata shall have the obligation to defend the Parties or settle against Infringement Claims. Angelini shall, and shall cause its Affiliates to, cooperate fully with Durata in its efforts to defend against such Infringement Claim and shall agree to be a party jointly with Durata in any suit, if requested. Further, Angelini shall have a right, in Angelini’s sole discretion and at Angelini’s expense, to join or otherwise participate in such legal action in the Territory with legal counsel selected by Angelini; provided, however that such participation shall not undermine Durata’s right to control such legal action. Durata shall notify and keep Angelini apprised in writing of such action and shall consider and take into account Angelini’s reasonable interests and requests regarding such action. Any settlement of such Claim that would admit liability on the part of Angelini or any of its Agents or Affiliates shall be subject to Angelini’s prior written approval, such approval not to be unreasonably withheld, conditioned or delayed. Subject to Durata’s indemnification obligations under Section 11.2, any costs and expenses incurred by any Party to obtain a license or otherwise settle any Infringement Claim in the Territory (“Defense Expenses”), shall be borne equally by the Parties.

10.3 Prosecution of Third Party Infringers.

(a) Inside the Territory.

(i) Each party shall notify the other promptly of any apparent, threatened, or actual infringement by a Third Party of any Durata Rights of which it becomes aware. Durata shall have the first right to institute infringement suits or take other action under the Durata Rights where Durata determines that a Third Party is marketing or plans to market an infringing product in the Territory that competes with the Product (whether prior to or after commercial launch of the Product). Durata shall have the right to institute such suit or other appropriate action in the name of Durata or of Angelini or in the names of both of them.

(ii) In the event that Durata institutes such an infringement suit or other action, Angelini shall, and shall cause its Affiliates to, cooperate fully with Durata in its efforts to protect such Durata Rights and shall agree to be a party in any suit, if required. Further, Angelini shall have a right, in Angelini’s sole discretion and at Angelini’s expense, to join or otherwise participate in such legal action with legal counsel selected by Angelini; provided, however that such participation shall not undermine Durata’s right to control such legal action. Durata shall notify and keep Angelini apprised in writing of such action and shall consider and take into account Angelini’s reasonable interests and requests regarding such action.

(iii) In the event that Durata does not institute an infringement suit or take other action to protect the Product from such infringement in the Territory for a period of [**] days after being notified by Angelini of such infringement, Angelini may institute such infringement suit. In such event, Angelini shall have the right to institute such suit or other appropriate action in the name of Durata or of Angelini or in the names of both of them. Notwithstanding the foregoing, Angelini shall not settle or compromise any infringement suit without the prior written consent of Durata, which consent shall not be unreasonably withheld;

provided, however, that Durata may in its sole discretion withhold its consent with respect to any settlement or compromise that (i) involves an admission of invalidity of any Durata Right or (ii) restricts Durata’s or its Affiliates’ rights with respect to the Product, whether within the Territory or outside the Territory.

(iv) Regardless of which Party institutes an infringement suit or other protective action in the Territory pursuant to this Agreement, any damages obtained as a result of such proceeding, by settlement or otherwise, shall be used first to reimburse respective costs incurred by the Parties in connection with the proceeding (including attorney’s fees). Any remaining damages shall be divided equally between the Parties. .

(b) Outside the Territory. For the avoidance of doubt, Durata shall have the sole right to institute infringement suits and/or take other action under the Durata Rights outside the Territory.

(c) Cooperation. In any suit or enforcement action brought under Durata Rights in any jurisdiction, each Party shall, and shall cause its Affiliates to, reasonably cooperate with each other, in good faith, relative to the other Party’s efforts to protect Durata Rights and shall agree to be a party to such suit, if necessary.

ARTICLE XI

INDEMNIFICATION; INSURANCE

11.1 Indemnification by Angelini.

(a) Angelini shall defend, indemnify and hold harmless Durata and its Affiliates and Agents from and against all Claims of Third Parties that result from a material breach of any covenant, agreement, warranty or representation made by Angelini under this Agreement or the Supply Agreement. Angelini further shall indemnify and hold harmless Durata and its Affiliates from and against all Product Liability Claims to the extent provided in Section 11.3(c

(b) Angelini shall not be obligated under this Section 11.1 to the extent that the Claim was the result of a material breach of any covenant, warranty or representation made by Durata under this Agreement or the Supply Agreement.

(c) Angelini shall have no obligation under this Section 11.1 unless:

(i) Durata gives Angelini prompt written notice of any Claim for which it seeks to be indemnified under this Agreement;

(ii) Angelini is granted full authority and control over the defense, including without limitation settlement, against such Claim; and

(iii) Durata cooperates fully with Angelini and its Affiliates and Agents in defense of the Claim (all out-of-pocket expenses of which cooperation to be borne by Angelini).

(d) Durata shall have the right to participate in the defense of any such Claim utilizing attorneys of its choice, at its own expense; provided, however, that Angelini shall have full authority and control to handle any such Claim, including without limitation any settlement or other disposition thereof, for which Durata seeks indemnification under this Section 11.1. Any settlement of such Claim that would admit liability on the part of Durata or any of its Agents or Affiliates shall be subject to Durata’s prior written approval, such approval not to be unreasonably withheld, conditioned or delayed.

11.2 Indemnification by Durata.

(a) Durata shall defend, indemnify and hold harmless Angelini and its Affiliates and Agents from and against all (i) Claims of Third Parties that arise as a result of a material breach of any covenant, agreement, warranty or representation made by Durata under this Agreement and/or the Supply Agreement and (ii) Third Party Infringement Claims against Angelini. Durata further shall indemnify and hold harmless Angelini and its Affiliates from and against all Product Liability Claims, to the extent provided in Section 11.3(c).

(b) Durata shall not be obligated under this Section 11.2 to the extent the Claim was the result of a material breach of any covenant, warranty or representation made by Angelini under this Agreement or the Supply Agreement.

(c) Durata shall have no obligation under this Section 11.2 unless

(i) Angelini gives Durata prompt written notice of any Claim for which it seeks to be indemnified under this Agreement;

(ii) Durata is granted full authority and control over the defense, including without limitation settlement, against such claim or lawsuit or other action; and

(iii) Angelini cooperates fully with Durata and its Affiliates and Agents in defense of the Claims (all out-of-pocket expenses of which cooperation to be borne by Durata).

(d) Angelini shall have the right to participate in the defense of any such Claim utilizing attorneys of its choice, at its own expense; provided, however, that Durata shall have full authority and control to handle any such Claim, including without limitation any settlement or other disposition thereof, for which Angelini seeks indemnification under this Section 11.2. Any settlement of such Claim that would admit liability on the part of Angelini or any of its Agents or Affiliates shall be subject to Angelini’s prior written approval, such approval not to be unreasonably withheld, conditioned or delayed.

11.3 Product Liability Claims. Notwithstanding the foregoing Sections 11.1 and 11.2, the Parties’ responsibilities with respect to Product Liability Claims shall be governed by this Section 11.3.

(a) Durata shall be responsible for ensuring that the Products meet the provisions contained in Product Specifications and in the Quality Agreement as described in the Supply Agreement.

(b) For the purposes of this Agreement, a “Product Liability Claim” means a Claim made by a Third Party that (i) arises as a result of the use of the Product in the Territory during the Term that results in personal injury or death or (ii) is in anticipation of or intended to prevent or forestall personal injury or death as a result of the use of the Product in the Territory during the Term

(c) The Parties hereby agree that:

(i) Angelini shall be liable for, and shall indemnify Durata from and against, any Product Liability Claims to the extent that such Product Liability Claims arise in connection with the use by Angelini (or any Third Party acting for, or on behalf of, Angelini) of the Products including in connection with any warehousing, storage, handling, stocking, distribution, sale and/or marketing of the Product (“Angelini Claims”); and

(ii) Durata shall be liable for, and will indemnify Angelini from and against, any other Product Liability Claims including any claims that arise from a design defect and any claims that arise from any breach of Durata (or its Authorized Manufacturers) of its obligations under this Agreement to produce the Products in accordance with the Specifications and any other manufacturing requirements detailed in the Supply Agreement (including the Quality Agreement) (“Durata Claims”).

For the avoidance of doubt, for the purposes of this Agreement including Sections 11.3 (d) and (e) below, each Angelini Claim and each Durant Claim shall be considered a Product Liability Claim.

(d) Each Party shall give the other prompt written notice of any Product Liability Claim, but the omission of such notice shall not relieve either Party from its obligations under this Section 11.3, except to the extent the other Party can establish actual prejudice and direct damages as a result thereof. With respect to each Product Liability Claim, Durata shall have the first right to defend and settle such Product Liability Claim. In the event that Durata does not assume the defense of such Product Liability Claim within [**] days following Durata’s receipt of notice of the commencement or assertion of such Product Liability Claim, Angelini may notify Durata of Angelini’s desire to take the lead role in the defense of such Product Liability Claim. If, within [**] days after Angelini notifies Durata of such desire, Durata does not assume the defense of such Product Liability Claim, then Angelini may take the lead role in the defense of such Product Liability Claim.

(e) The Party assuming the defense of any Product Liability Claim as permitted under this Section 11.3 (the “Controlling Party”) shall consult with the other Party on all material aspects of the defense, including, without limitation, settlement, of such Product Liability Claim, and the Parties shall cooperate fully with each other in connection therewith. The non-defending Party shall also have the right to participate in the defense of any Product Liability Claim utilizing attorneys of its choice, at its own expense. In furtherance of the Parties’ cooperation, the Controlling Party will consult with the other Party regarding strategic decisions, including without limitation the retention of counsel and defense of each Product Liability

Claim. The Controlling Party will otherwise keep the other Party fully informed of the status and progress of the defense and any settlement discussions concerning the Product Liability Claim. Any settlement of a Product Liability Claim that would admit liability on the part of any Party or its Affiliates or Agents, or that would involve any relief other than the payment of money damages within a budget previously agreed to by the Parties, shall be subject to the prior written approval of both Parties, such approval not to be unreasonably withheld or delayed. All damages and expenses (including attorney’s fees) incurred in connection with the defense of a Product Liability Claim shall be allocated between Durata and Angelini in accordance with Section 11.3(a) ,(b) and (c).

(f) For clarity and not in limitation of Section 14.6, each Party’s rights and obligations with respect to indemnification under this Article XI will survive the termination or expiration of this Agreement.

11.4 Insurance. Immediately upon first launch of the Product in the Territory, during the Term and for a period of [**] years after the expiration of this Agreement or the earlier termination thereof, each Party shall obtain and/or maintain, respectively, at its sole cost and expense, product liability insurance with an aggregate limit of not less than [**] dollars ($[**]). Such product liability insurance shall insure against all liability, including without limitation personal injury, physical injury, or property damage arising out of, for Durata, the manufacture of the Product, and for Angelini, the sale, distribution, or marketing of the Product in the Territory.

In connection with the execution of the Agreement, each Party, shall deliver the relevant insurance certificates evidencing compliance with this Section.

In case of any change or cancellation of the above policies, Each Party shall give [**] calendar days’ advance written notice to the other Party.

ARTICLE XII

NON-COMPETITION

12.1 Non-Competition. During the Term and for a period of [**] following the Term (unless the Term has expired naturally pursuant to Section 14.1 or has been terminated by Angelini for breach pursuant to Section 14.2 (a)), Angelini agrees not to, and shall cause its Affiliates not to, (i) detail, promote, market or sell in the Territory any Competing Product, or (ii) acquire directly or indirectly any rights or interest in or to a Competing Product which is being detailed, promoted, marketed or sold in the Territory.

ARTICLE XIII

RECORDS

13.1 Financial Records. Angelini shall keep, and shall procure that its Affiliates and permitted sublicensees keep, such records of Net Sales, and each Party shall keep such records as are necessary to determine accurately under generally accepted accounting principles the amounts due to Durata under this Agreement. Such records shall be retained by each Party or any of its Affiliates or permitted sublicensees (in such capacity, the “Recording Party”). During normal business hours and with reasonable advance notice to the Recording Party, such records shall be made available for inspection, review and audit, for [**] years after the applicable Contractual Year, at the request and expense of the other Party (the “Auditing Party”), by an independent certified public accountant or the local equivalent appointed by such Auditing Party and reasonably acceptable to the Recording Party for the sole purpose of verifying the accuracy of the Recording Party’s accounting reports and payments made or to be made pursuant to this Agreement; provided, however, that such audits may not be performed by the Auditing Party more than once per calendar. Such accountants shall be instructed to not reveal to the Auditing Party the details of its review, except for (i) such information as is required to be disclosed under this Agreement and (ii) such information presented in a summary fashion as is necessary to report the accountants’ conclusions to the Auditing Party, and shall be subject to confidentiality obligations consistent with the provisions of ARTICLE VIII. All costs and expenses incurred in connection with performing any such audit shall be paid by the Auditing Party unless the audit discloses at least a [**] percent ([**]%) shortfall, in which case the Recording Party will bear the full cost. The Auditing Party will be entitled to recover any shortfall in payments due to it as determined by such audit, or alternatively shall have the right to offset and deduct any such shortfall in payments due to it against payments the Auditing Party is otherwise required to make to the Recording Party under this Agreement.

13.2 Retention of Records. The documents (i) from which were calculated (x) the amounts due under ARTICLE V and (y) the number of Details as set forth in the written reports delivered in accordance with Section 4.4 and (ii) any records of, or relating to any filings to any Governmental Authority shall be retained by Durata or Angelini (whichever is relevant) during the Term and for [**] years thereafter.

ARTICLE XIV

TERM AND TERMINATION

14.1 Term. Unless earlier terminated pursuant to Section 14.2 or 14.3, the term of this Agreement shall commence on the Effective Date and continue in full force and effect on a country-by-country basis in the Territory until the later of expiry of the Royalty Term in such country or the expiration or termination of the Supply Agreement (the “Term”).

14.2 Mutual Termination Rights. Either Party shall at its sole discretion have the right (but not the obligation) to terminate this Agreement upon written notice to the other Party:

(a) Breach. If the other Party materially breaches or defaults in the performance of any of the provisions of this Agreement, and such material breach or default is not cured, if capable of being cured, within [**] days after the giving of notice by the first Party specifying such breach or default.

(b) Force Majeure. If at any time during the Term of this Agreement there occurs and is continuing a Force Majeure which has lasted for at least forty four (48) months and has prevented the launch of the Product or continued marketing or sale of the Product in the Territory affected by such Force Majeure.

(c) Insolvency. To the extent permitted by Law, if the other Party shall become insolvent, or shall make or seek to make or arrange an assignment for the benefit of creditors, or if proceedings in voluntary or involuntary bankruptcy shall be initiated by, on behalf of or against such Party (and, in the case of any such involuntary proceeding, not dismissed within ninety (90) days), or if a receiver or trustee of such Party’s property shall be appointed and not discharged within ninety (90) days.

14.3 Angelini Termination Rights. Angelini shall at its sole discretion have the right (but not the obligation) to:

(a) terminate this Agreement entirely upon written notice to Durata if the EMA Regulatory Approval for cSSTI is not obtained by Durata by [**] ;

(b) in respect of any countries where the EMA Regulatory Approval is not applicable, terminate this Agreement upon written notice to Durata if the required Regulatory Approval for that country is not obtained by Angelini within [**] months from the Effective Date for reasons not attributable to Angelini or any party acting for or on behalf of Angelini (excluding Durata); and/or

(c) in respect of any country where Data Exclusivity is not applicable, terminate this Agreement upon written notice to Durata in the event that, during the first [**] years following the Effective Date, a Third Party makes an Infringement Claim and is successful in invalidating the applicable Durant Patent Rights in such country.

14.4 Termination of the Supply Agreement for Catastrophic Supply Failure

In the event that Angelini terminates the Supply Agreement for a Catastrophic Supply Failure pursuant to Section 6.4 of the Supply Agreement and Angelini exercises its rights to make, have made, and import the Product as detailed in Section 3.7 of the Supply Agreement, this Agreement shall continue to apply until the expiration of the Extended Term defined in the Section 6.2 of the Supply Agreement if the Supply Agreement had not been otherwise terminated pursuant to Section 6.4. On such expiration date this Agreement shall terminate automatically.

14.5 Effect of Termination

(a) Termination or expiration of this Agreement shall:

(i) not release either Party from any obligation to pay to the other Party any payments provided for under this Agreement that relate to periods prior to the date of termination;

(ii) be without prejudice to any remedies which either Party may then have hereunder or under Law or in equity; and

(iii) be without prejudice to either Party’s right to obtain performance of any obligations provided for in this Agreement which survive termination by their express terms.

(b) In addition:

(i) all licenses and rights to Durata Patents and Durata Know-how and Durata Trademarks granted to Angelini hereunder shall terminate;

(ii) all Confidential Information supplied by Durata to Angelini shall be returned to Durata, except that Angelini may retain one copy of such information solely for legal archive purposes;

(iii) Angelini or its Affiliates shall be entitled to sell any Product in its, or its Affiliates’ possession as at the effective date of termination of this Agreement and any Product purchased from Durata under the Supply Agreement in accordance with the terms (including the payment terms) of this Agreement, unless Durata terminates this Agreement pursuant to Section 14.2 (a); and

(iv) Angelini shall promptly transfer and assign ownership of all Pricing Approvals and Regulatory Approvals related to Products to Durata, and shall take such other actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights hereunder to Durata at no cost.

14.6 Survival. In addition to any provisions of this Agreement that by their express terms would survive its expiration or termination, the following provisions shall survive any expiration or termination of this Agreement: ARTICLE VI, ARTICLE VIII, Section 10.1, 10.2, Section 10.3, ARTICLE XI, Section 12.1, ARTICLE XIII, ARTICLE XIV and ARTICLE XV.

ARTICLE XV

MISCELLANEOUS

15.1 Relationship of the Parties. Each Party shall bear its own costs incurred in the performance of its obligations hereunder without charge or expense to the other except as expressly provided in this Agreement. Neither Party shall have any responsibility for the hiring, termination or compensation of the other Party’s employees or for any employee benefits of such employee. No employee or representative of a Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said Party’s approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, Angelini’s legal relationship under this Agreement to Durata shall be that of independent contractor. Nothing in this Agreement shall be construed to establish a relationship of co-partners or joint venturers between the Parties.

15.2 Registration and Filing of this Agreement. To the extent, if any, that either Party has reason to conclude that it is required to file or register this Agreement or a notification thereof with any Governmental Authority, including without limitation the US Securities and Exchange Commission, the Competition Directorate of the Commission of the European Communities or the US Federal Trade Commission, in accordance with Law, such Party shall inform the other Party thereof and both Parties shall cooperate each at its own expense in such filing or notification and shall execute all documents reasonably required in connection therewith. In such filing or registration, the Parties shall request confidential treatment of sensitive provisions of this Agreement, to the extent permitted by Law. The Parties shall promptly inform each other as to the activities or inquiries of any such Governmental Authority relating to this Agreement, and shall cooperate to respond to any request for further information therefrom on a timely basis.

15.3 Limitation of Liability.

Nothing in this Agreement shall be deemed to exclude or limit either Party’s liability in respect of (i) fraud, gross negligence (grove schuld), or willful misconduct (opzet); (ii) any indemnity granted by one Party to the other Party under section 11 of this Agreement, or (iii) any other liability that cannot be excluded or limited as a matter of law. In respect of all other claims, losses, or damages, neither Party shall be liable to the other Party or any of the other Party’s Affiliates or permitted sublicensees whether arising in contract, tort (including negligence), misrepresentation, breach of statutory duty, contribution or otherwise for any consequential, incidental, indirect, special, punitive or exemplary damages suffered or incurred by such other Party or its affiliates or permitted sublicensees. For the avoidance of doubt: indirect or consequential losses or damages include but are not limited to loss of profit, loss of business, loss of goodwill, reputational damage and loss of opportunity.

15.4 Force Majeure. The occurrence of an event that materially interferes with the ability of a Party to perform its obligations or duties hereunder which is not within the reasonable control of the Party affected, not due to such Party’s malfeasance, and which could not with the exercise of due diligence have been avoided (“Force Majeure”), including, but not limited to, an injunction, order or action by a Governmental Authority, fire, accident, labor difficulty, strike, riot, civil commotion, act of God, delay or errors by shipping companies or change in Law, shall not excuse such Party from the performance of its obligations or duties under this Agreement, but shall merely suspend such performance during the continuation of Force Majeure. The Party prevented from performing its obligations or duties because of Force Majeure shall promptly notify the other Party hereto (the “Other Party”) of the occurrence and particulars of such Force Majeure and shall provide the Other Party, from time to time, with its best estimate of the duration of such Force Majeure and with notice of the termination thereof. The Party so affected shall use reasonable efforts to avoid or remove such causes of nonperformance. Upon termination of Force Majeure, the performance of any suspended obligation or duty shall promptly recommence.

15.5 Choice of Law. All disputes, claims or controversies arising out of, relating to or in connection with this Agreement (“Disputes”), including any question regarding its formation, existence, validity, enforceability, performance, interpretation or termination, shall be governed by the laws of the Netherlands (without reference to its choice of law or conflicts of law rules).

15.6 Dispute Resolution. The Parties irrevocably agree that any dispute, controversy or claim arising out, of or in relation to this Agreement, including the validity, invalidity, breach or termination thereof, will be settled by arbitration in accordance with the Rules of the International Chamber of Commerce in force on the date when the notice of arbitration is submitted. The number of arbitrators will be three (3). The seat of arbitration will be London, England. The arbitral proceedings will be conducted in English.

15.7 Remedies Cumulative. The remedies set forth in this Agreement (including without limitation termination rights) are cumulative and shall not be construed to restrict or otherwise affect any other remedies that may be available under any other agreement or under Law.

15.8 Assignment. This Agreement may not be assigned by either Party without the prior consent of the other Party; provided, however, that each Party shall have the right to assign its rights and obligations under this Agreement to any Third Party successor to all or substantially all of its entire business. It is further understood and agreed that each Party shall assign, or otherwise cause to be performed, its obligations under this Agreement (including, without limitation, obligations of confidentiality, processing and payment) to or by, as the case may be, one or more of its Affiliates to the extent necessary or appropriate in order to ensure that such obligations are fulfilled in accordance with the terms and intent of this Agreement, provided, however, that in the event a Party causes any of its obligations to be performed by an Affiliate, such Party shall guarantee such performance. This Agreement shall be binding upon, and subject to the terms of the foregoing sentence, inure to the benefit of the Parties hereto, their successors, legal representatives and assigns.

15.9 Notices. All demands, notices, consents, approvals, reports, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by facsimile transmission (against confirmed receipt), by certified or registered mail, return receipt requested, or by overnight delivery using a globally-recognized carrier, to the Parties at the following addresses or facsimile numbers:

Durata:	Spaces Zuidas II, Kantoor 4.03 1083 HN Amsterdam, The Netherlands Attn: General Manager

With copy to:	Durata Therapeutics, Inc. 200 S. Wacker, Suite 2550 Chicago, IL 60606 Attn: General Counsel

Phone: 312-219-7000 Email: bhecht@duratatx.com

And, a copy which shall not constitute notice to:

Morrison & Foerster LLP 2000 Pennsylvania Avenue, N.W. Washington, D.C. 20006 Attention: Van Ellis Phone: 202-887-8776 Email: vellis@mofo.com

Angelini:	Viale Amelia 70 00181 – Rome Italy Attn: CEO Ing.Gianluigi Maria Frozzi Phone: +39 06 70853283 Email: legale@angelini.it

With copy to:

Finaf S.p.a. Viale Amelia 70 00181 – Rome Italy Attn: Adelmo Di Michele Phone: +39 06 70853269 Email: a.dimichele@angelini.it or to such other address as the addressee shall have last furnished in writing in accord with this provision to the addressor. All notices shall be deemed effective upon receipt by the addressee.

15.10 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable present or future Law (the “Unenforceable Provision”), then such Unenforceable Provision will be fully severable, and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the Unenforceable Provision or by its severance herefrom.

15.11 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

15.12 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same.

15.13 Entire Agreement. This Agreement (including the exhibits and schedules hereto) together with the Supply Agreement constitute the entire agreement between the Parties hereto with respect to the within subject matter and supersedes all previous agreements and understandings between the Parties, whether written or oral. This Agreement may be altered, amended or changed only by a writing making specific reference to this Agreement and signed by duly authorized representatives of Durata and Angelini.

15.14 No License. Nothing in this Agreement shall be deemed to constitute the grant of any license or other right in either Party to or in respect of any product, patent, trademark, Confidential Information, trade secret or other data or any other intellectual property of the other Party except as expressly set forth herein.

15.15 Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including, without limitation, any creditor of either Party hereto. No such Third Party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any Claim in respect of any debt, liability or obligation (or otherwise) against either Party hereto.

15.16 Counterparts. This Agreement may be executed in any two or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

15.17 Compliance with Law. Notwithstanding any other provision of this Agreement, neither Party shall be required to undertake any activity or obligation under this Agreement which it has a reasonable belief may violate any Laws; provided, however, a Party which so believes shall promptly inform the other Party of such belief.

15.18 List of Exhibits.

A Supply Agreement

B Durata Patents Rights

C Product

D Compound

E Milestones’ Allocation

THE BALANCE OF THIS PAGE IS LEFT BLANK INTENTIONALLY

IN WITNESS WHEREOF, Durata and Angelini, by their duly authorized officers, have executed this License Agreement as of the date first written above.

DURATA THERAPEUTICS INTERNATIONAL B.V.		ACRAF S.P.A

By:	/s/ Corey Fishman	By:	/s/ Gianluigi Maria Frozzi
Name:	Corey Fishman	Name:	Gianluigi Maria Frozzi
Title:	Director	Title:	Managing Director

By:	/s/ Alexander Van Oyen
Name:	Alexander Van Oyen
Title:	Managing Director

EXHIBIT A

Supply Agreement

Incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the fiscal period ended September 30, 2014

EXHIBIT B

Durata Patents Rights

Country Name	Title	Serial No.	Filing Date	Patent No.	Grant Date	Exp. Date	Status
[**]	[**]	[**]	[**]				[**]
[**]	[**]	[**]	[**]				[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

EXHIBIT C

Product

The “Product” Dalbavancin for Injection, 500 mg, also known as << XYDALBA™>> , is supplied in single-use, clear glass vials as a sterile, lyophilized, preservative-free, white to off-white to pale yellow solid. Each vial contains dalbavancin HCl equivalent to 500 mg of anhydrous dalbavancin as the free base, plus lactose monohydrate and mannitol as excipients. Sodium hydroxide or hydrochloric acid may be added to adjust the pH at the time of manufacture. The powder is to be reconstituted and further diluted for IV infusion

The container closure system consists of a 48 mL glass vial with a rubber stopper and flip-off seal.

Table C-1 Quantative Composition of Dalbavancin for Injection, 500 mg Vials

Ingredient	Quantity per Vial[a]	Function
Dalbavancin	[**] mgb	Active Ingredient
Mannitol	128.8 mg	Bulking Agent
Lactose Monohydrate	128.8 mg	Bulking Agent
Water for Injection[c]	—	Solvent
Sodium hydroxide[d]	—	pH adjustment
Hydrochloric acid[d]	—	pH adjustment
Total Weight	[**] mg

[a]	Vials contain a [**]% overfill to ensure withdrawal of the label claim from each reconstituted vial.
[b]	Anhydrous dalbavancin free base.
[c]	Removed by lyophilization.
[d]	Added as a solution in water for pH adjustment

A pack of Product is of one vial

EXHIBIT D

Compound

Dalbavancin drug substance is a semi-synthetic antibiotic manufactured by chemical modification of homologues of the lipoglycopeptide antibiotic A-40,926 which is produced through a fermentation process.

Dalbavancin drug substance is a mixture of five closely related homologues that can be grouped into two structural families, designated dalbavancin A (subtypes A0 and A1) and dalbavancin B (subtypes B0, B1, and B2). The components that comprise dalbavancin drug substance all share the same core structure (Table D-1). These homologues differ from one another primarily in the length and/or branching of their respective fatty acid side chains on the N-acylaminoglucuronic acid moiety (designated as R1) and/or the presence of an additional methyl group (designated as R2) on the terminal amino group. Dalbavancin drug substance is a hydrochloride salt.

Dalbavancin drug substance is isolated as a hydrochloric acid salt. However, the active moiety is the free base form. The dalbavancin drug product strength (i.e. 500 mg per vial) is reported as the free base form. The free base structure is provided below.

Figure D-1 General Structure of Dalbavancin Drug Substance

Table D-1 Substitution Patterns for Dalbavancin Homologues

Homologue	R1	Number of Carbons R1	R2
A0	CH(CH3)2	3	H
A1	CH2CH2CH3	3	H
B0	CH2CH(CH3)2	4	H
B1	CH2CH2CH2CH3	4	H
B2	CH2CH(CH3)2	4	CH3

The major dalbavancin homolog is dalbavancin B0.

Figure D-2 Structure of Dalbavancin B0

The B0 INN chemical name is: 5,31-dichloro-38-de(methoxycarbonyl)-7-demethyl-19-deoxy-56-O-[2-deoxy-2-[(10-methylundecanoyl)amino]-ß-D-glucopyranuronosyl]-38-[[3-(dimethylamino)propyl] carbamoyl]-42-O-a-D-mannopyranosyl-15-N-methyl(ristomycin A aglycone) hydrochloride.

EXHIBIT E

Milestone Allocation

ITALY	[**]	[**]
SPAIN (Inc. Andorra)	[**]	[**]
PORTUGAL	[**]	[**]
GREECE	[**]	[**]
AUSTRIA	[**]	[**]
POLAND	[**]	[**]
CZECHIA	[**]	[**]
SLOVAKIA	[**]	[**]
HUNGARY	[**]	[**]
ROMANIA	[**]	[**]
BULGARIA	[**]	[**]
ALBANIA	[**]	[**]
BOSNIA-HERZEGOVINA	[**]	[**]
CROATIA	[**]	[**]
KOSOVO	[**]	[**]
MACEDONIA	[**]	[**]
MONTENEGRO	[**]	[**]
SERBIA	[**]	[**]
SLOVENIA	[**]	[**]
TURKEY	[**]	[**]
RUSSIA	[**]	[**]
CIS (Ex.Russia)	[**]	[**]
TOTAL $	15.000.000	10.000.000